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                                                                    EXHIBIT 99.1


       PREVIEW SYSTEMS APPOINTS ROGER ROWE AS NEW CHIEF FINANCIAL OFFICER

SUNNYVALE, CALIF.--MAR. 21, 2001--Preview Systems, Inc. (NASDAQ: PRVW), a commerce platform and services provider for the secure delivery of digital goods over the Internet, today announced that its Chief Operating Officer (COO) and Chief Financial Officer (CFO), Mr. Brad Solso, has resigned effective immediately to pursue other interests. His responsibilities have been re-assigned within the company to Mr. Roger Rowe, the newly promoted CFO, and current Executive Vice President Mr. Murali Dharan.

As Chief Financial Officer, Roger Rowe will manage all financial and accounting functions for the company. He has served as Vice President, Corporate Controller for Preview Systems since joining the company in October 1999. Mr. Rowe has over 18 years of financial and operational management experience and is a Certified Public Accountant (CPA). Mr. Rowe will now report directly to Vincent Pluvinage, President and Chief Executive Officer.

Murali Dharan currently manages the marketing, business development and engineering functions for the company. He will now take on the additional responsibilities of sales, professional services, and human resources. Mr. Dharan, who has been with Preview Systems since March 2000, has broad executive management experience within the technology industry.

ABOUT PREVIEW SYSTEMS
Preview Systems' digital rights commerce platform enables service providers and content producers to sell digital goods over the Internet legally and securely. Preview Systems also ensures the protection, delivery and management of the rights associated with the usage of digital products. Headquartered in Sunnyvale, Calif., the company counts as its customers a network of software publishers, record labels, distributors, service providers, resellers and hardware manufacturers. For more information, please visit the Preview Systems Web site at www.previewsystems.com.

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Copyright (C) 2000 Preview Systems, Inc. Preview Systems and the Preview Systems
logo are trademarks or registered trademarks of Preview Systems, Inc.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934. These include statements regarding Preview's expectations, beliefs, hopes, intentions or strategies regarding the future and, in particular, growth of the digital software distribution marketplace. These forward-looking statements are subject to a number of risks and uncertainties, including: the worldwide growth and acceptance of electronic distribution of software; the amount of premium software titles available for digital download; the ability of the solution to achieve desired system integration, flexibility and other expected business benefits and adverse economic conditions in any of the major countries in which Preview Systems does business. Actual results may differ materially due to these and other factors. The matters discussed in this press release also involve risks and uncertainties described from time to time in Preview's filings with the Securities and Exchange Commission. For further discussion of the risks and uncertainties, readers should see the Risk Factors


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described in our quarterly reports on Form 10-Q for the quarters ended March 31,
2000, June 30, 2000, and September 30, 2000 respectively, our annual report on Form 10-K for the fiscal year ended December 31, 1999, our final Prospectus dated December 7, 1999 for our initial public offering and our press releases. Preview Systems assumes no obligation to update the forward-looking information contained in this press release.

Preview Systems Investor Contact:
Erik Knettel
Thomson Financial/Carson
212-701-1963
erik.knettel@tfn.com



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